Exhibit (a)(5)

FOR IMMEDIATE RELEASE	Contact:	Ilene A. Angarola Executive Vice President & Director, Investor Relations (516) 683-4420

NEW YORK COMMUNITY BANCORP, INC.

COMMENCES EXCHANGE OFFER FOR $275,000,000

OF ITS BIFURCATED OPTION NOTE UNIT SECURITIESSM

Westbury, N.Y., July 29, 2009 – New York Community Bancorp, Inc. (NYSE: NYB) (the “Company”) today commenced an offer to exchange shares of its common stock for any and all outstanding units of its Bifurcated Option Note Unit SecuritiESSM (the “BONUSESSM units”).

The successful completion of the exchange offer is expected to strengthen, and enhance the quality of, the Company’s capital, and to be immediately accretive to its tangible book value per share. Assuming participation levels ranging from 25% to 100%, the exchange offer is expected to add approximately 15 to 57 basis points to the Company’s ratio of tangible stockholders’ equity to tangible assets, bringing it to a pro forma range of approximately 5.74% to 6.16% at June 30, 2009. Similarly, it is estimated that the exchange offer will add approximately $0.06 to $0.23 to the Company’s tangible book value per share, bringing it to a pro forma range of approximately $4.98 to $5.15.(1) These pro forma estimates are based on the closing price of the Company’s common stock on the New York Stock Exchange on July 28, 2009, which was $11.83.

In addition, the successful completion of the exchange offer is expected to enhance the Company’s net interest margin by eliminating the interest expense associated with the exchanged securities. Although the exchange offer is expected to be modestly dilutive to earnings per share in 2010, the Company anticipates that such dilution will be offset by the use of the capital generated through the exchange to support earnings-accretive balance sheet growth, including through acquisitions.

For each BONUSES unit tendered and accepted in accordance with the terms of the exchange offer, the Company will issue a number of its common shares that will be fixed according to an Exchange Ratio which will be determined at 4:30 p.m. New York City time on the second trading day immediately preceding the expiration date of the offer.

The offer is currently expected to expire on Tuesday, August 25, 2009, and the Exchange Ratio would then be fixed at 4:30 p.m. New York City time, on August 21, 2009. For each BONUSES unit tendered and accepted (and not subsequently withdrawn), the Company will issue (i) 2.4953 shares plus (ii) $10.00 divided by the daily volume-weighted average price (the “Average VWAP”) of its common shares during the five consecutive trading days ending on August 21, 2009. The Average VWAP and the total number of shares to be issued will be announced in a press release before the opening of trading on the New York Stock Exchange on Monday, August 24, 2009. This information also will be available from BNY Mellon Shareowner Services, which is serving as the exchange agent for the exchange offering.

Note: Please see the footnote on page 3 of this release.

New York Community Bancorp, Inc. Commences Exchange Offer

The exchange offer will expire at 11:59 p.m. New York City time on Tuesday, August 25, 2009, unless extended or earlier terminated by the Company, in which case the dates noted in the preceding paragraph would change. Securities that are tendered may be withdrawn at any time prior to the expiration date. To receive the consideration in the exchange offer, holders must validly tender and not withdraw their securities prior to the expiration date. The Company will deliver the consideration promptly after the expiration date.

J.P. Morgan Securities Inc. is acting as the Company’s sole financial advisor in connection with the exchange offer. They have not been retained to, and will not, solicit acceptances of the exchange offer, nor will they make any recommendations to holders with respect thereto.

The complete terms and conditions of the exchange offer are set forth in the Offer to Exchange and Letter of Transmittal that are being sent to holders of the BONUSES units. Holders are urged to read the exchange offer documents carefully. Copies of the Offer to Exchange and Letter of Transmittal may be obtained from Mellon Investor Services LLC, the information agent, at (800) 777-3674.

The Offer to Exchange, Letter of Transmittal, and other related documents for the exchange offer are filed with the Securities and Exchange Commission (the “SEC”) on Schedule TO, and may be obtained without charge at the SEC’s website, www.sec.gov. The offer to exchange is being made in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), provided by Section 3(a)(9) of the Securities Act. This press release is neither an offer to purchase, nor a solicitation to buy, any of the BONUSES units, nor is it a solicitation for acceptance of the exchange offer. New York Community Bancorp, Inc. is making the exchange offer only by, and pursuant to the terms of, the Offer to Exchange and the related Letter of Transmittal. The exchange offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky, or other laws of such jurisdiction. None of New York Community Bancorp, Inc. or its affiliates, the information and exchange agents, or the financial advisor is making any recommendation as to whether or not holders should tender their BONUSES units in connection with the exchange offer.

About the Company

With assets of $32.9 billion, New York Community Bancorp, Inc. is the 24th largest bank holding company in the nation and a leading producer of multi-family loans in New York City, with an emphasis on apartment buildings that feature below-market rents. The Company has two bank subsidiaries: New York Community Bank, with 178 branches serving customers throughout Metro New York and New Jersey; and New York Commercial Bank, with 36 branches serving customers in Manhattan, Queens, Brooklyn, Long Island, and Westchester County in New York. Reflecting its growth through a series of acquisitions, the Community Bank operates through five local divisions: Queens County Savings Bank in Queens, Roslyn Savings Bank on Long Island, Richmond County Savings Bank on Staten Island, Roosevelt Savings Bank in Brooklyn, and Garden State Community Bank in New Jersey. Similarly, the Commercial Bank operates 17 of its branches under the name Atlantic Bank. Information about the Company and its bank subsidiaries is available at www.myNYCB.com and www.NewYorkCommercialBank.com.

The Company will host a conference call at 9:30 a.m. Eastern Time today to discuss its second quarter 2009 earnings, which were issued earlier this morning, in addition to its corporate strategies, including the exchange offer described in this release. The conference call may be accessed by dialing 800-862-9098 (for domestic calls) or 785-424-1051 (for international calls) and providing the following access code: 72QNYCB. A replay will be available approximately two hours following the call’s completion through midnight on August 3rd, and may be accessed by calling 800-839-5203 (domestic) or 402-220-2695 (international) and providing the same access code. The conference call will also be webcast, and may be accessed by visiting the Company’s web site, www.myNYCB.com, clicking on “Investor Relations,” and following the prompts. The webcast will be archived through 5:00 p.m. on August 26, 2009.

New York Community Bancorp, Inc. Commences Exchange Offer

Forward-looking Statements and Associated Risk Factors

This release, like many written and oral communications presented by New York Community Bancorp, Inc. and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions.

Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, including the level of participation in the exchange offer described in this release, are generally identified by use of the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “seek,” “strive,” “try,” or future or conditional verbs such as “will,” “would,” “should,” “could,” “may,” or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results, including the anticipated results of the exchange. For a discussion of risks that may cause actual results to differ from expectations, please refer to the sections entitled “Forward-looking Statements and Associated Risk Factors” and “Risk Factors,” in our Annual Report on Form 10-K for the year ended December 31, 2008, as updated by our subsequent quarterly reports on Form 10-Q, and any risk factors set forth in our other filings, filed thereafter, and in the sections entitled “Risk Factors” and “Forward-looking Statements” in the Company’s Schedule TO, filed with the SEC on July 29, 2009.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Except as required by applicable law or regulation, the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

(1)	Although tangible stockholders’ equity, tangible assets, and tangible book value per share are not measures that are calculated in accordance with generally accepted accounting principles (“GAAP”), management uses these non-GAAP measures in its analysis of the Company’s performance. We believe that these non-GAAP measures are an important indication of our ability to grow both organically and through business combinations and, with respect to tangible stockholders’ equity, to pay dividends and to engage in various capital management strategies.

We calculate our tangible stockholders’ equity by subtracting from stockholders’ equity the sum of our goodwill and core deposit intangibles (“CDI”), and calculate our tangible assets by subtracting the same sum from our total assets. To calculate our ratio of tangible stockholders’ equity to tangible assets, we divide our tangible stockholders’ equity by our tangible assets. At June 30, 2009, we determined that our tangible stockholders’ equity equaled $1,697,648,000 by subtracting the sum of our goodwill and CDI at that date ($2,513,018,000) from stockholders’ equity of $4,210,666,000. We determined that our tangible assets at that date equaled $30,347,105,000 by subtracting the sum of our goodwill and CDI from total assets of $32,860,123,000.

To calculate our tangible book value per share, we divide our tangible stockholders’ equity (also defined as tangible book value) by the number of shares outstanding, less the number of unallocated ESOP shares, at the end of the period. At June 30, 2009, we determined that our tangible book value per share equaled $4.92 by dividing tangible stockholders’ equity of $1,697,648,000 by 344,742,899 shares.

Neither tangible stockholders’ equity, tangible assets, tangible book value per share, nor the related capital measures should be considered in isolation or as a substitute for stockholders’ equity, total assets, book value per share, or any other capital measure calculated in accordance with GAAP. Moreover, the manner in which we calculate our tangible stockholders’ equity, tangible assets, tangible book value per share, and the related capital measures may differ from that of other companies reporting measures with similar names.